CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES B PREFERRED STOCK

of

INFE HUMAN RESOURCES, INC.

I, Arthur Viola, the President and Chief Executive Officer of INFE HUMAN RESOURCES, INC., a corporation organized and existing under the Nevada General Corporation Law, DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors on April 26, 2007 adopted the following resolution creating a series of Fifty Thousand (50,000) shares of voting Preferred Stock designated as Series B Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, a series of voting Preferred Stock of the Company be and it is hereby created, and that the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series B Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be Fifty Thousand (50,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

(b)

Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, $0.001 par value (the “Common Stock”), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable on the same basis of the Common Stock.  That is, the Company shall declare a dividend or distribution on the Series B Preferred Stock simultaneously when it declares a dividend or distribution on the Common Stock.

Section 3. Voting Rights.

The holders of shares of Series B Preferred Stock shall have the following voting rights:

(a)

Each share of Series B Preferred Stock shall entitle the holder thereof to 500 votes on all matters submitted to a vote of the stockholders of the Company.  In the event that such votes do not total at 51% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by Series B Preferred Stock shall be equal to 51% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.

(b)

Except as otherwise provided herein, in the Company’s Certificate of Incorporation or by law, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)

Except as otherwise set forth herein (500 votes for every share) or in the Company’s Certificate of Incorporation, and except as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)

Right to convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Series B Preferred Stock. Each share of Series B Preferred Stock shall be convertible into five hundred (500) shares of Common Stock (the “Initial Conversion Price”).  In the event that the Company has not maintained sufficient common stock to allow for the conversion, at the time of a conversion election, the Company agrees to forthwith take necessary steps to amend its articles of incorporation to provide for sufficient authorized common stock to allow for conversion.

(b)

Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, it shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that it elects to convert the same.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and any accrued and unpaid dividends on the converted Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)

Adjustments to Conversion Price.

(i)   In order to prevent dilution of the Conversion Rights granted hereunder, the Initial Conversion Price shall be subject to adjustment from time to time as provided in this paragraph 4, and the number of Shares acquirable upon conversion hereunder shall be subject to adjustment from time to time as provided in this paragraph 4.

(ii)  If the Company issues or sells, or in accordance with paragraph 4(c) is deemed to have issued or sold, any shares of any class of its common stock for a consideration per share less than the Initial Conversion Price, the Initial Conversion Price shall be reduced to an "Adjusted Conversion Price" determined by dividing (A) an amount equal to the sum of (y) the product derived by multiplying the Initial Conversion Price by the number of Shares Deemed Outstanding (defined as the number of shares of all classes of the Company's common stock actually outstanding at such time plus the number of shares of all classes of the Company's common stock deemed outstanding pursuant to paragraph 4(c) below) prior to such issue or sale, plus (z) the consideration, if any, received by the Company upon such issue or sale, by (B) the number of Shares Deemed Outstanding immediately after such issue or sale.

(d)

Effect on Initial Conversion Price of Certain Events.  For purposes of determining the Adjusted Conversion Price under paragraph 4(b), the following shall be applicable:

(i)    Issuance of Rights or Options.  If the Company grants any rights or options to subscribe for or to purchase shares of any class of the Company's common stock or other securities convertible into or exchangeable for shares of any class of the Company's common stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which shares of any class of the Company's common stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the conversion price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of the Company's common stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share.  For purposes of this paragraph, the "price per share for which shares of any class of the Company's common stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of the Company's common stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No adjustment of the conversion price shall be made upon the actual issuance of such common stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such common stock upon conversion or exchange of such Convertible Securities.

(ii)   Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the price per share for which shares of the Company's common stock is issuable upon such conversion or exchange is less than the conversion price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of the Company's common stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share.  For the purposes of this paragraph, the "price per share for which shares of the Company's common stock is issuable upon the conversion or exchange" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of the Company's common stock issuable upon the conversion or exchange of all such Convertible Securities.  No adjustment of the conversion price shall be made upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any options for which adjustments of the Conversion Price has been or are to be made pursuant to other provisions of this paragraph 4(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)  Change in Option Price or Conversion Price.  If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for shares of any class of the Company's common stock changes at any time, the conversion price in effect at the time of such change will be readjusted to the conversion price which would have been in effect at such time had such Option or Convertible Securities originally provided for such changed purchase price, additional consideration or changed conversion price, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the conversion price would result in an increase in the conversion price then in effect, such adjustment shall not be effective until thirty (30) days after written notice thereof has been given to the Holder and shall not exceed the Initial Conversion Price.

(iv)   Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the conversion price then in effect hereunder shall be adjusted to the conversion price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)    Calculation of Consideration Received.  If any shares of any class of the Company's common stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor.  In case any shares of any class of the Company's common stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the fair market value thereof as of the date of receipt.  In case any shares of any class of the Company's common stock, Options or Convertible Securities are issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such common stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within a reasonable time, such fair value shall be determined by an appraiser jointly selected and paid for by the Company and the Holder.

(e)

Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(f)

Reorganization, Reclassification, Consolidation, Merger or Sale.  If any reorganization, reclassification, consolidation, merger or any sale of all or substantially all of the Company's assets to another person (collectively an "Organic Change") is effected in such a way that holders of shares of all classes of the Company's common stock are entitled to receive (either directly or upon subsequent liquidation) securities or assets with respect to or in exchange for such common stock, then, as a condition to such Organic Change, lawful and adequate provision (in form and substance satisfactory to the Holder) shall be made where the Holder shall thereafter have the right to acquire and receive in lieu of Shares immediately theretofore acquirable and receivable upon the conversion of this Series B Preferred Stock such securities or assets as may be issued or payable with respect to or in exchange for the number of Shares immediately theretofore acquirable and receivable upon exercise of this Series B Preferred Stock had such Organic Change not taken place.  In any such case, appropriate provision shall be made with respect to the Holder's rights and interests to the end that the provisions of this paragraph 4 and paragraphs 5 and 6 shall thereafter be applicable in relation to any securities or assets thereafter deliverable upon the conversion of this Series B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the conversion price to the value of the Shares reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Shares acquirable and receivable upon conversion of this Series B Preferred Stock, if the value so reflected is less than the conversion price in effect immediately prior to such consolidation, merger or sale).  The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Holder) the obligation to deliver to the Holder such securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

(g)

Certain Events.  If any event occurs of the type contemplated by the provisions of this paragraph 4 but not expressly provided for by such provisions, then the Company's board of directors shall make an appropriate adjustment in the conversion price so as to protect the rights of the Holder; provided that no such adjustment shall increase the conversion price as otherwise determined pursuant to this paragraph 4 or decrease the number of Shares issuable upon conversion of this Series B Preferred Stock.

(h)

Notices.

(i)    Immediately upon any adjustment of the conversion price, the Company shall send written notice thereof to the Holder.

(ii)   The Company shall send written notice to the Holder at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon shares of any class of the Company's common stock, (B) with respect to any pro rata subscription offer to holders of shares of any class of the Company's common stock, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)  The Company shall also give at least fifteen (15) days prior written notice of the date on which any Organic Change, dissolution or liquidation shall take place.

Section 5. Reacquired Shares.

Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Ranking.

The Series B Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 7. Fractional Shares.

Series B Preferred Stock may be issued in fractions which are integral multiples of one one-hundredth of a share. Fractions of shares of Series B Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by the Company. The holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series B Preferred Stock represented by such depositary receipts.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm and acknowledge the foregoing as true under the penalties of perjury this __ day of April, 2007.

By: _/s/Arthur Viola_________________

Name: Arthur Viola

Title: President and Chief Executive Officer